Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2019 Results and Increases the Midpoint of Fiscal 2019 Earnings per Share Outlook

Lakewood, Colorado, August 1, 2019. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2019 ended June 30, 2019, raised the midpoint of its fiscal 2019 diluted earnings per share outlook and narrowed its 2019 daily average comparable store sales guidance.

Highlights for Third Quarter Fiscal 2019 Compared to Third Quarter Fiscal 2018

●	Net sales increased 5.3% to $224.4 million;
●	Daily average comparable store sales increased 2.4%;
●	Operating income increased 2.0% to $3.8 million;
●	Net income increased 0.4% to $2.0 million with diluted earnings per share of $0.09;
●	EBITDA decreased 0.5% to $11.0 million; and
●	Two stores were relocated.

“We continued to effectively execute against our marketing and operational excellence initiatives during the third quarter, delivering continued positive daily average comparable store sales growth and continued leverage on store expenses,” stated Kemper Isely, Co-President. “Given our strong performance year to date, we are increasing the midpoint of our diluted earnings per share outlook and narrowing our daily average comparable store sales guidance. Our differentiated model, commitment to our founding principles, leadership in delivering the highest quality natural and organic products and consumer experience continue to resonate with our customers.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter of fiscal 2019 and 2018 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2019 Compared to Third Quarter Fiscal 2018

During the third quarter of fiscal 2019, net sales increased $11.3 million, or 5.3%, to $224.4 million compared to the same period in fiscal 2018, primarily driven by a $5.1 million increase in comparable store sales and a $6.9 million increase in new store sales, partially offset by a $0.6 million decrease in sales from one store closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 2.4% in the third quarter of fiscal 2019 compared to a 5.2% increase in the third quarter of fiscal 2018. The daily average comparable store sales increase during the third quarter of fiscal 2019 reflected a 3.0% increase in daily average transaction size, partially offset by a 0.6% decrease in daily average transaction count. Daily average mature store sales increased 1.7% in the third quarter of fiscal 2019 compared to a 2.3% increase in the third quarter of fiscal 2018. For fiscal 2019, mature stores include all stores open during or before fiscal 2014.

Gross profit during the third quarter of fiscal 2019 increased 2.8% over the same period in fiscal 2018 to $58.4 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.0% of sales for the third quarter of fiscal 2019, compared to 26.7% in the third quarter of fiscal 2018. The gross margin reflected lower product margin primarily attributable to a shift in sales mix toward lower margin products and an increase in occupancy costs as a percentage of sales. The increase in occupancy cost is attributed to increases in common area maintenance expenses.

Store expenses during the third quarter of fiscal 2019 increased 3.0%, to $48.4 million compared to the same period in 2018. Store expenses as a percentage of sales decreased to 21.6% during the third quarter of fiscal 2019 compared to 22.1% in the third quarter of fiscal 2018. This decrease was primarily driven by a decrease in labor-related expenses and depreciation, both as a percentage of sales.

Administrative expenses increased 5.7% to $6.0 million for the three months ended June 30, 2019 compared to the same period in 2018. Administrative expenses as a percentage of sales were 2.7% during the third quarter of fiscal 2019 compared to 2.6% during the third quarter of fiscal 2018.

Pre-opening and relocation expenses decreased $0.2 million to $0.2 million during the third quarter of fiscal 2019 compared to the comparable period in fiscal 2018. This decrease was due to the impact of the number and timing of new store openings and relocations. During the third quarter of fiscal 2019, the Company opened no new stores and relocated two stores compared to opening two new stores and relocating one store in the third quarter of fiscal 2018.

Operating income increased 2.0% to $3.8 million during the third quarter of fiscal 2019 compared to the comparable period in fiscal 2018. Operating margin during the third quarter of fiscal 2019 decreased to 1.7% compared to 1.8% in the same period in fiscal 2018.

Interest expense during the third quarter of fiscal 2019 increased $0.1 million compared to the comparable period in fiscal 2018, primarily due to an increase in the number of capital leases.

The Company’s effective income tax rate for the third quarter of fiscal 2019 was approximately 22.5% compared to 23.1% for the third quarter of 2018. The decrease in the effective income tax rate is primarily due to the decrease in the federal corporate tax rate as a result of the Tax Cuts and Jobs Act (the Tax Reform Act).

Net income for the third quarter of fiscal 2019 was $2.0 million, or $0.09 of diluted earnings per share, consistent with the third quarter of fiscal 2018.

EBITDA decreased 0.5% to $11.0 million in the third quarter of fiscal 2019 compared to $11.1 million in the third quarter of fiscal 2018.

Operating Results — First Nine Months Fiscal 2019 Compared to Fiscal 2018

During the first nine months of fiscal 2019, net sales increased $44.9 million, or 7.1%, to $676.4 million compared to the same period in fiscal 2018, primarily driven by a $22.4 million increase in comparable store sales and a $24.3 million increase in new store sales, partially offset by a $1.8 million decrease in sales from one store that closed during the first quarter of 2019. Daily average comparable store sales increased 3.6% in the first nine months of fiscal 2019 compared to a 5.7% increase in the first nine months of fiscal 2018. The daily average comparable store sales increase during the first nine months of fiscal 2019 reflected a 3.2% increase in average transaction size and a 0.3% increase in daily average transaction count. Daily average mature store sales increased 2.4% in the first nine months of fiscal 2019 compared to a 2.7% increase in the first nine months of fiscal 2018. For fiscal 2019, mature stores include all stores open during or before fiscal 2014.

Gross profit during the first nine months of fiscal 2019 increased 6.8% over the same period in fiscal 2018 to $179.8 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.6% of sales for the first nine months of fiscal 2019, consistent with the first nine months of fiscal 2018. During the first nine months of fiscal 2019, a shift in sales mix to lower margin products was offset by a decrease in occupancy costs as a percentage of sales.

Store expenses during the first nine months of fiscal 2019 increased 6.5% to $147.7 million. Store expenses as a percentage of sales decreased to 21.8% during the first nine months of fiscal 2019 compared to 22.0% in the first nine months of fiscal 2018. This decrease was primarily driven by a decrease in labor-related expenses and depreciation, both as a percentage of sales.

Administrative expenses during the first nine months of fiscal 2019 increased 4.2% to $17.0 million compared to the same period in 2018. Administrative expenses as a percentage of sales were 2.5% during the first nine months of fiscal 2019, compared to 2.6% in the same period in fiscal 2018.

Pre-opening and relocation expenses decreased $0.6 million to $1.0 million during the first nine months of fiscal 2019 compared to the comparable period in fiscal 2018. This decrease was due to the impact of the number and timing of new store openings and relocations. During the first nine months of fiscal 2019, the Company opened five new stores and relocated four stores compared to opening seven new stores and relocating two stores in the first nine months of fiscal 2018.

Operating income increased 20.7% to $14.0 million during the first nine months of fiscal 2019 compared to $11.6 million for the comparable period in fiscal 2018. Operating margin increased 30 basis points to 2.1% compared to 1.8% in the same period in fiscal 2018.

Interest expense during the first nine months of fiscal 2019 increased $0.4 million compared to the comparable period in fiscal 2018, primarily due to an increase in the number of capital leases.

Income tax expense increased $4.5 million during the first nine months of fiscal 2019 to $2.1 million compared to a tax benefit of $2.4 million for the first nine months of fiscal 2018. Income taxes for the nine months ended June 30, 2018 reflected the favorable impact of a $4.3 million non-cash re-measurement of the Company’s deferred income tax assets and liabilities as a result of the enactment of the Tax Reform Act in December 2017. The Company’s effective income tax rate for the first nine months of fiscal 2019 was approximately 21.0%. Exclusive of the adjustment to deferred income tax assets and liabilities, the company’s effective tax rate was 24.0% for the nine months ended June 30, 2018. The decrease in the effective income tax rate is primarily due to the decrease in the federal corporate tax rate as a result of the Tax Reform Act.

Net income for the first nine months of fiscal 2019 was $8.1 million, or $0.36 of diluted earnings per share, compared to $10.6 million, or $0.47 of diluted earnings per share for the first nine months of fiscal 2018. The decrease in net income compared to the prior year was driven by the impact of the $4.3 million non-cash re-measurement of the Company’s deferred income tax assets and liabilities mentioned above as a result of the enactment of the Tax Reform Act. Excluding the favorable impact of the re-measurement of the Company’s deferred tax assets and liabilities, net income for the nine months ended June 30, 2018 was $6.2 million, or $0.28 of diluted earnings per share.

EBITDA increased 5.9% to $35.8 million in the first nine months of fiscal 2019 compared to $33.8 million in the first nine months of fiscal 2018.

Balance Sheet and Cash Flow

As of June 30, 2019, the Company had $11.7 million in cash and cash equivalents and $38.9 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $10.1 million of direct borrowings and $1.0 million of letters of credit as of June 30, 2019.

During the first nine months of fiscal 2019, the Company generated $28.3 million in cash from operations and invested $22.0 million in net capital expenditures, primarily for new stores and relocations.

Growth and Development

During the third quarter of fiscal 2019, the Company relocated two stores, ending the quarter with a total store count of 152 stores in 19 states. The Company’s two relocations during the third quarter of fiscal 2019, compared to opening two new stores and relocating one store in the third quarter of fiscal 2018, resulted in 3.4% and 5.0% unit growth rates for the twelve month periods ended June 30, 2019 and June 30, 2018, respectively. Since June 30, 2019, the Company has relocated one store.

During the third quarter of fiscal 2019, the Company purchased the land and building on which it plans to open one new store and since June 30, 2019 has purchased the land and building for another new store.  In addition, the Company has signed leases for six new stores. These leased and owned new stores will be located in Colorado, Louisiana, New Mexico, North Dakota, Oregon and Washington and are planned to open during fiscal 2019 and beyond.

Fiscal 2019 Outlook

For fiscal 2019, the Company has updated its fiscal 2019 outlook, reflecting an increase in the midpoint of its expected diluted earnings per share and a narrowing of the range for anticipated daily average comparable store sales growth. The Company now anticipates:

Fiscal 2019 Outlook
Number of new stores	7
Number of relocations	5
Daily average comparable store sales growth	2.7% to 3.3%
Net income as a percentage of sales	0.95% to 1.00%
Diluted earnings per share	$0.39 to $0.41

Capital expenditures (in millions)	$27 to $30

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 152 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2019	2018	2019	2018
Net sales	$224,411	213,130	676,373	631,521
Cost of goods sold and occupancy costs	165,986	156,299	496,588	463,250
Gross profit	58,425	56,831	179,785	168,271
Store expenses	48,424	47,000	147,722	138,646
Administrative expenses	5,953	5,630	17,029	16,345
Pre-opening and relocation expenses	213	443	1,042	1,683
Operating income	3,835	3,758	13,992	11,597
Interest expense, net	(1,256)	(1,170)	(3,791)	(3,381)
Income before income taxes	2,579	2,588	10,201	8,216
(Provision for) benefit from income taxes	(581)	(597)	(2,146)	2,360
Net income	$1,998	1,991	8,055	10,576

Net income per common share:
Basic	$0.09	0.09	0.36	0.47
Diluted	$0.09	0.09	0.36	0.47
Weighted average number of shares of common stock outstanding:
Basic	22,438,657	22,364,397	22,412,662	22,359,427
Diluted	22,525,287	22,497,066	22,564,705	22,439,890

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30, 2019	September 30, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$11,659	9,398
Accounts receivable, net	3,956	4,738
Merchandise inventory	96,092	94,228
Prepaid expenses and other current assets	3,298	2,590
Total current assets	115,005	110,954
Property and equipment, net	195,499	188,768
Other assets:
Deposits and other assets	1,666	1,682
Goodwill and other intangible assets, net	8,122	5,648
Deferred financing costs, net	21	31
Total other assets	9,809	7,361
Total assets	$320,313	307,083

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$61,025	61,104
Accrued expenses	19,203	17,851
Capital and financing lease obligations, current portion	983	736
Total current liabilities	81,211	79,691
Long-term liabilities:
Capital and financing lease obligations, net of current portion	49,245	40,406
Revolving credit facility	10,092	13,192
Deferred income tax liabilities, net	5,047	6,447
Deferred compensation	—	688
Deferred rent	11,323	11,038
Leasehold incentives	8,074	8,895
Total long-term liabilities	83,781	80,666
Total liabilities	164,992	160,357
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at June 30, 2019 and September 30, 2018 and 22,454,205 and 22,373,382 outstanding at June 30, 2019 and September 30, 2018, respectively	23	23
Additional paid-in capital	56,162	56,236
Retained earnings	99,562	91,507
Common stock in treasury at cost, 56,074 and 136,897 shares, at June 30, 2019 and September 30, 2018, respectively	(426)	(1,040)
Total stockholders’ equity	155,321	146,726
Total liabilities and stockholders’ equity	$320,313	307,083

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2019	2018

Operating activities:
Net income	$8,055	10,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,783	22,169
Gain on disposal of property and equipment	(158)	(23)
Share-based compensation	920	547
Deferred income tax benefit	(1,400)	(3,738)
Non-cash interest expense	10	11
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	782	(30)
Merchandise inventory	(1,864)	(3,635)
Prepaid expenses and other assets(1)	(430)	(1,186)
Income tax receivable(1)	(298)	1,082
Increase (decrease) in:
Accounts payable	767	759
Accrued expenses	1,352	3,467
Deferred compensation	(688)	(554)
Deferred rent and leasehold incentives	(536)	861
Net cash provided by operating activities	28,295	30,306
Investing activities:
Acquisition of property and equipment(1)	(20,817)	(16,643)
Acquisition of other intangibles(1)	(2,036)	(30)
Proceeds from sale of property and equipment	833	34
Proceeds from property insurance settlements	32	124
Net cash used in investing activities	(21,988)	(16,515)
Financing activities:
Borrowings under credit facility	297,900	279,900
Repayments under credit facility	(301,000)	(292,000)
Capital and financing lease obligations payments	(566)	(416)
Repurchases of common stock	—	(581)
Payments on withholding tax for restricted stock unit vesting	(380)	(11)
Net cash used in financing activities	(4,046)	(13,108)
Net increase in cash and cash equivalents	2,261	683
Cash and cash equivalents, beginning of period	9,398	6,521
Cash and cash equivalents, end of period	$11,659	7,204
Supplemental disclosures of cash flow information:
Cash paid for interest	$603	654
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $117 and $105, respectively	3,169	2,670
Income taxes paid	4,733	508
Deferred compensation paid	700	700
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$4,408	3,446
Property acquired through capital and financing lease obligations	9,651	8,204

(1) Certain prior year amounts have been separated for consistency with current year presentation.

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2019	2018	2019	2018
Net income	$1,998	1,991	8,055	10,576
Interest expense, net	1,256	1,170	3,791	3,381
Provision for (benefit from) income taxes	581	597	2,146	(2,360)
Depreciation and amortization	7,207	7,344	21,783	22,169
EBITDA	$11,042	11,102	35,775	33,766

EBITDA decreased 0.5% to $11.0 million in the three months ended June 30, 2019 compared to $11.1 million for the three months ended June 30, 2018. EBITDA increased 5.9% to $35.8 million in the nine months ended June 30, 2019 compared to $33.8 million for the nine months ended June 30, 2018. EBITDA as a percentage of sales was 4.9% and 5.2% in the three months ended June 30, 2019 and 2018, respectively. EBITDA as a percentage of sales was 5.3% for each of the nine months ended June 30, 2019 and 2018. Stores with leases that are classified as capital and financing lease obligations, rather than being reflected as operating leases, increased EBITDA as a percentage of sales by approximately 65 and 55 basis points for the three months ended June 30, 2019 and 2018, respectively, and by approximately 60 and 55 basis points for the nine months ended June 30, 2019 and 2018, respectively, due to the impact on cost of goods sold and occupancy costs as discussed above, as well as occupancy costs that would have been included in pre-opening expenses prior to the stores’ opening dates if these leases had been accounted for as operating leases.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.